The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated August 4, 2016.

Pricing supplement no.
To prospectus dated April 15, 2016, prospectus supplement dated April 15, 2016 and product supplement no. 4-I dated April 15, 2016 JPMorgan Chase Financial Company LLC	Registration Statement Nos. 333-209682 and 333-209682-01 Dated August , 2016 Rule 424(b)(2)

Structured Investments	$ Auto Callable Contingent Interest Notes Linked to the Ordinary Shares of Allergan plc due August 23, 2017 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date for which the closing price of one share of the Reference Stock (in the case of any Review Date other than the final Review Date) or the Final Stock Price (in the case of the final Review Date) is greater than or equal to 80.00% of the Initial Stock Price, which we refer to as the Interest Barrier. Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments
•	Investors in the notes should be willing to accept the risk of losing some or all of their principal and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates. Contingent Interest Payments should not be viewed as periodic interest payments.
•	The notes will be automatically called if the closing price of one share of the Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to the Initial Stock Price. The first Review Date, and therefore the earliest date on which an automatic call may be initiated, is November 17, 2016.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Reference Stock:	The ordinary shares, par value $0.0001 per share, of Allergan plc (Bloomberg ticker: AGN). We refer to Allergan plc as “Allergan.”
Contingent Interest Payments:

If the notes have not been previously called and, with respect to any Review Date, the closing price of one share of the Reference Stock (in the case of any Review Date other than the final Review Date) or the Final Stock Price (in the case of the final Review Date) is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $36.25. The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $36.25.

If with respect to any Review Date, the closing price of one share of the Reference Stock (in the case of any Review Date other than the final Review Date) or the Final Stock Price (in the case of the final Review Date) is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.

Interest Barrier / Trigger Level:	80.00% of the Initial Stock Price (subject to adjustments)
Automatic Call:	If the closing price of one share of the Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to the Initial Stock Price, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date.
Payment at Maturity:

If the notes have not been previously called and the Final Stock Price is greater than or equal to the Trigger Level, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date.

If the notes have not been previously called and the Final Stock Price is less than the Trigger Level, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Final Stock Price is less than the Initial Stock Price. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Stock Return)
If the notes have not been automatically called and the Final Stock Price is less than the Trigger Level, you will lose more than 20.00% of your principal amount and may lose all of your principal amount at maturity.
Stock Return:	(Final Stock Price – Initial Stock Price)
Initial Stock Price
Initial Stock Price:	The closing price of one share of the Reference Stock on the Pricing Date.
Final Stock Price:	The arithmetic average of the closing prices of one share of the Reference Stock on each of the Ending Averaging Dates
Stock Adjustment Factor:	The Stock Adjustment Factor is referenced in determining the closing price of the Reference Stock and is set initially at 1.0 on the Pricing Date. The Stock Adjustment Factor is subject to adjustment upon the occurrence of certain corporate events affecting the Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.
Review Dates†:	November 17, 2016 (first Review Date), February 16, 2017 (second Review Date), May 18, 2017 (third Review Date) and August 18, 2017 (final Review Date)
Ending Averaging Dates†:	August 14, 2017, August 15, 2017, August 16, 2017, August 17, 2017 and the final Review Date
Interest Payment Dates†:	With respect to each Review Date other than the final Review Date, the third business day after the related Review Date. The Contingent Interest Payment, if any, with respect to the final Review Date will be made on the maturity date.
Call Settlement Date†:	If the notes are automatically called on any Review Date, the first Interest Payment Date immediately following that Review Date
Pricing Date:	On or about August 5, 2016
Original Issue Date:	On or about August 10, 2016 (Settlement Date)
Maturity Date†:	August 23, 2017
CUSIP:	46646ETZ5
†	Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See "Supplemental Use of Proceeds" in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $10.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement

If the notes priced today, the estimated value of the notes would be approximately $982.70 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $967.70 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, and are not obligations of, or guaranteed by, a bank.

August , 2016

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012644/crt_dp64831-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.'s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

JPMorgan Structured Investments -	PS - 1
Auto Callable Contingent Interest Notes Linked to the Ordinary Shares of Allergan plc

What Are the Payments on the Notes, Assuming a Range of Performances for the Reference Stock?

The following table illustrates payments on the notes, assuming a range of performances for the Reference Stock with respect to a given Review Date. The hypothetical payments set forth below assume an Initial Stock Price of $250.00 and an Interest Barrier and a Trigger Level of $200.00 (equal to 80.00% of the hypothetical Initial Stock Price) and a Contingent Interest Payment of $36.25. The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $36.25. Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Review Dates Prior to the Final Review Date			Final Review Date
Closing Price	Reference Stock Appreciation / Depreciation at Review Date	Payment on Interest Payment Date or Call Settlement Date (1)(2)	Final Stock Price (3)	Stock Return	Payment at Maturity (4)
$450.0000	80.00%	$1,036.25	$450.0000	80.00%	$1,036.25
$425.0000	70.00%	$1,036.25	$425.0000	70.00%	$1,036.25
$400.0000	60.00%	$1,036.25	$400.0000	60.00%	$1,036.25
$375.0000	50.00%	$1,036.25	$375.0000	50.00%	$1,036.25
$350.0000	40.00%	$1,036.25	$350.0000	40.00%	$1,036.25
$325.0000	30.00%	$1,036.25	$325.0000	30.00%	$1,036.25
$312.5000	25.00%	$1,036.25	$312.5000	25.00%	$1,036.25
$300.0000	20.00%	$1,036.25	$300.0000	20.00%	$1,036.25
$287.5000	15.00%	$1,036.25	$287.5000	15.00%	$1,036.25
$275.0000	10.00%	$1,036.25	$275.0000	10.00%	$1,036.25
$262.5000	5.00%	$1,036.25	$262.5000	5.00%	$1,036.25
$250.0000	0.00%	$1,036.25	$250.0000	0.00%	$1,036.25
$237.5000	-5.00%	$36.25	$237.5000	-5.00%	$1,036.25
$225.0000	-10.00%	$36.25	$225.0000	-10.00%	$1,036.25
$212.5000	-15.00%	$36.25	$212.5000	-15.00%	$1,036.25
$200.0000	-20.00%	$36.25	$200.0000	-20.00%	$1,036.25
$199.9750	-20.01%	$0.00	$199.9750	-20.01%	$799.90
$187.5000	-25.00%	$0.00	$187.5000	-25.00%	$750.00
$175.0000	-30.00%	$0.00	$175.0000	-30.00%	$700.00
$150.0000	-40.00%	$0.00	$150.0000	-40.00%	$600.00
$125.0000	-50.00%	$0.00	$125.0000	-50.00%	$500.00
$100.0000	-60.00%	$0.00	$100.0000	-60.00%	$400.00
$75.0000	-70.00%	$0.00	$75.0000	-70.00%	$300.00
$50.0000	-80.00%	$0.00	$50.0000	-80.00%	$200.00
$25.0000	-90.00%	$0.00	$25.0000	-90.00%	$100.00
$0.0000	-100.00%	$0.00	$0.0000	-100.00%	$0.00

(1)	The notes will be automatically called if the closing price of one share of the Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to the Initial Stock Price.
(2)	You will receive a Contingent Interest Payment in connection with a Review Date (other than the final Review Date) if the closing price of one share of the Reference Stock on that Review Date is greater than or equal to the Interest Barrier.
(3)	The Final Stock Price is equal to the arithmetic average of the closing prices of one share of the Reference Stock on each of the Ending Averaging Dates.
(4)	You will receive a Contingent Interest Payment in connection with the final Review Date if the Final Stock Price is greater than or equal to the Interest Barrier.

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how a payment set forth in the table above is calculated.

Example 1: The closing price of one share of the Reference Stock increases from the Initial Stock Price of $250.00 to a closing price of $275.00 on the first Review Date. Because the closing price of one share of the Reference Stock on the first Review Date is greater than the Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the first Review Date. In addition, because the closing price of one share of the Reference Stock on the first Review Date is greater than the Initial Stock Price, the notes are automatically called. Accordingly, the investor receives a payment of $1,036.25 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $36.25 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.

JPMorgan Structured Investments -	PS - 2
Auto Callable Contingent Interest Notes Linked to the Ordinary Shares of Allergan plc

Example 2: The closing price of one share of the Reference Stock decreases from the Initial Stock Price of $250.00 to a closing price of $150.00 on the first Review Date and $212.50 on the second Review Date and increases from the Initial Stock Price of $250.00 to a closing price of $275.00 on the third Review Date. Because the closing price of one share of the Reference Stock on the first Review Date is less than the Interest Barrier, no Contingent Interest Payment is made in connection with the first Review Date; however, the closing price of one share of the Reference Stock on each of the second and third Review Dates is greater than the Interest Barrier, so the investor is entitled to receive a Contingent Interest Payment in connection with each of the second and third Review Dates. In addition, because the closing price of one share of the Reference Stock on the third Review Date is greater than the Initial Stock Price, the notes are automatically called. Accordingly, the investor receives a payment of $36.25 per $1,000 principal amount note in connection with the second Review Date and a payment of $1,036.25 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $36.25 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note, in connection with the third Review Date. Accordingly, the total amount paid on the notes over the term of the notes is $1,072.50 per $1,000 principal amount note.

Example 3: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the Final Stock Price is $325.00. The investor receives a payment of $36.25 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date and, because the notes are not automatically called prior to maturity and the Final Stock Price is greater than the Trigger Level and the Interest Barrier, the investor receives at maturity a payment of $1,036.25 per $1,000 principal amount note, consisting of a Contingent Interest Payment of $36.25 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,145.00 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 4: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with two of the Review Dates preceding the final Review Date and the Final Stock Price is $200.00. The investor receives two payments of $36.25 per $1,000 principal amount note in connection with two of the Review Dates preceding the final Review Date and, because the notes are not automatically called prior to maturity and the Final Stock Price is equal to the Trigger Level and the Interest Barrier, even though the Final Stock Price is less than the Initial Stock Price, the investor receives at maturity a payment of $1,036.25 per $1,000 principal amount note, consisting of a Contingent Interest Payment of $36.25 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,108.75 per $1,000 principal amount note.

Example 5: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the Final Stock Price is $150.00. The investor receives a payment of $36.25 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date and, because the notes are not automatically called prior to maturity and the Final Stock Price is less than the Trigger Level and the Interest Barrier, the investor receives at maturity a payment of $600 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -40%) = $600

The total amount paid on the notes over the term of the notes is $708.75 per $1,000 principal amount note.

Example 6: The notes are not automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date and the Final Stock Price is $125.00. Because the notes are not automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date and the Final Stock Price is less than the Trigger Level and the Interest Barrier, the investor receives no payments over the term of the notes, other than a payment at maturity of $500 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -50%) = $500

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypothetical returns and hypothetical payments do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments -	PS - 3
Auto Callable Contingent Interest Notes Linked to the Ordinary Shares of Allergan plc

Selected Purchase Considerations

•

CONTINGENT INTEREST PAYMENTS — The notes offer the potential to earn a Contingent Interest Payment in connection with each Review Date of at least $36.25* per $1,000 principal amount note. If the notes have not been previously called and, with respect to any Review Date the closing price of one share of the Reference Stock (in the case of any Review Date other than the final Review Date) or the Final Stock Price (in the case of the final Review Date) is greater than or equal to the Interest Barrier, you will receive a Contingent Interest Payment on the applicable Interest Payment Date. If, with respect to any Review Date, the closing price of one share of the Reference Stock (in the case of any Review Date other than the final Review Date) or the Final Stock Price (in the case of the final Review Date) is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.

* The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $36.25.

•	POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing price of one share of the Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to the Initial Stock Price, your notes will be automatically called prior to the maturity date. Under these circumstances, on the applicable Call Settlement Date, for each $1,000 principal amount note, you will receive (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date. Even in cases where the notes are called before maturity, noteholders are not entitled to any fees and commissions described on the front cover of this pricing supplement.
•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES ARE NOT AUTOMATICALLY CALLED — If the notes are not automatically called, we will pay you your principal back at maturity so long as the Final Stock Price is greater than or equal to the Trigger Level. However, if the notes are not automatically called and the Final Stock Price is less than the Trigger Level, you will lose more than 20.00% of your principal amount and could lose up to the entire principal amount of your notes.
•	RETURN LINKED TO A SINGLE REFERENCE STOCK — The return on the notes is linked to the performance of a single Reference Stock, which is the ordinary shares of Allergan. For additional information see “The Reference Stock” in this pricing supplement.
•

TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the notes that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the notes are recharacterized, in whole or in part, as debt instruments, or Contingent Interest Payments if they are otherwise treated as FDAP Income). Under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as FDAP Income) of a taxable disposition, including an early redemption or redemption at maturity, of the notes. You should consult your tax adviser regarding the potential application of FATCA to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

JPMorgan Structured Investments -	PS - 4
Auto Callable Contingent Interest Notes Linked to the Ordinary Shares of Allergan plc

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes are not automatically called, we will pay you your principal back at maturity only if the Final Stock Price is greater than or equal to the Trigger Level. If the notes are not automatically called and the Final Stock Price is less than the Trigger Level, you will lose 1% of your principal amount at maturity for every 1% that the Final Stock Price is less than the Initial Stock Price. Accordingly, under these circumstances, you will lose more than 20.00% of your principal amount and could lose up to the entire principal amount of your notes.
•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of the Reference Stock. Contingent Interest Payments should not be viewed as periodic interest payments. We will make a Contingent Interest Payment with respect to a Review Date only if the closing price of one share of the Reference Stock (in the case of any Review Date other than the final Review Date) or the Final Stock Price (in the case of the final Review Date) is greater than or equal to the Interest Barrier. If, with respect to any Review Date, the closing price of one share of the Reference Stock (in the case of any Review Date other than the final Review Date) or the Final Stock Price (in the case of the final Review Date) is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date, and the Contingent Interest Payment that would otherwise have been payable with respect to that Review Date will not be accrued and subsequently paid. Accordingly, if the closing price of one share of the Reference Stock on each Review Date (other than the final Review Date) and the Final Stock Price are less than the Interest Barrier, you will not receive any interest payments over the term of the notes.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.'s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION IN THE PRICE OF THE REFERENCE STOCK — The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any appreciation in the price of the Reference Stock, which may be significant. You will not participate in any appreciation in the price of the Reference Stock. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Reference Stock during the term of the notes.
•

POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with Allergan, including extending loans to, or making equity investments in, Allergan or providing advisory services to Allergan. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to Allergan, and these reports may or may not recommend that investors buy or hold the Reference Stock. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•	THE BENEFIT PROVIDED BY THE TRIGGER LEVEL MAY TERMINATE ON THE FINAL REVIEW DATE — If the Final Stock Price is less than the Trigger Level, the benefit provided by the Trigger Level will terminate and you will be fully exposed to any depreciation in the closing price of one share of the Reference Stock. Because the Final Stock Price will be determined based on the closing prices on the Ending Averaging Dates near the end of the term of the notes, the price of the Reference Stock at the maturity date or at other times during the term of the notes could be greater than or equal to the Trigger Level. This difference could be particularly large if there is a significant decrease in the price of the Reference Stock during the later portion of the term of the notes or if there is significant volatility in the price of the Reference Stock

JPMorgan Structured Investments -	PS - 5
Auto Callable Contingent Interest Notes Linked to the Ordinary Shares of Allergan plc

during the term of the notes, especially on dates near the Ending Averaging Dates.
•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of Contingent Interest Payments made on the notes may be less than the amount of Contingent Interest Payments that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus the Contingent Interest Payment applicable to the relevant Review Date.
•	REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as three months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the maturity date.
•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•

SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the closing price of one share of the Reference Stock, including:
•	any actual or potential change in our or JPMorgan Chase & Co.'s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility in the closing price of one share of the Reference Stock;
•	the time to maturity of the notes;
•	whether the closing price of one share of the Reference Stock has been, or is expected to be, less than the Interest Barrier on any Review Date (other than the final Review Date) and whether the Final Stock Price is expected to be less than the Interest Barrier and the Trigger Level;
•	the likelihood of an automatic call being triggered;

JPMorgan Structured Investments -	PS - 6
Auto Callable Contingent Interest Notes Linked to the Ordinary Shares of Allergan plc

•	the dividend rate on the Reference Stock;
•	the occurrence of certain events affecting the issuer of the Reference Stock that may or may not require an adjustment to the Stock Adjustment Factor, including a merger or acquisition;
•	interest and yield rates in the market generally; and
•	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.
•	NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stock, such as voting rights or dividend payments. In addition, the issuer of the Reference Stock will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stock and the notes.
•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUER — We are not affiliated with the issuer of the Reference Stock. We have not independently verified any of the information about the Reference Stock issuer contained in this pricing supplement. You should undertake your own investigation into the Reference Stock and its issuer. We are not responsible for the Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.
•	SINGLE STOCK RISK — The price of the Reference Stock can fall sharply due to factors specific to the Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
•	RISK OF THE CLOSING PRICE OR THE FINAL STOCK PRICE, AS APPLICABLE, OF THE REFERENCE STOCK FALLING BELOW THE INTEREST BARRIER OR THE TRIGGER LEVEL IS GREATER IF THE PRICE OF THE REFERENCE STOCK IS VOLATILE — The likelihood of the closing price of one share of the Reference Stock or the Final Stock Price, as applicable, falling below the Interest Barrier or the Trigger Level will depend in large part on the volatility of the closing price of the Reference Stock — the frequency and magnitude of changes in the closing price of the Reference Stock.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting the Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.
•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of the estimated value of the notes and the Contingent Interest Payment will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Contingent Interest Payment.

JPMorgan Structured Investments -	PS - 7
Auto Callable Contingent Interest Notes Linked to the Ordinary Shares of Allergan plc

The Reference Stock

Public Information

All information contained herein on the Reference Stock and on Allergan is derived from publicly available sources, without independent verification. According to its publicly available filings with the SEC, Allergan is a health care company focused on developing and commercializing pharmaceuticals, medical devices and over-the-counter products. The ordinary shares, par value $0.0001 per share, of Allergan (Bloomberg ticker: AGN), is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Allergan in the accompanying product supplement no. 4-I. Information provided to or filed with the SEC by Allergan pursuant to the Exchange Act can be located by reference to SEC file number 001-36867, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Reference Stock

The following graph sets forth the historical performance of the ordinary shares of Allergan based on the weekly closing prices of one share of the ordinary shares of Allergan from January 7, 2011 through July 29, 2016. The closing price of one share of the ordinary shares of Allergan on August 3, 2016 was $252.53. We obtained the closing prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the Reference Stock has experienced significant fluctuations. The historical performance of the Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Reference Stock on the pricing date or any Revie w Date or any Ending Averaging Date. There can be no assurance that the performance of the Reference Stock will result in the return of any of your principal or the payment of any interest. We make no representation as to the amount of dividends, if any, that the Reference Stock will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Reference Stock.

Historical Performance of Allergan plc Source: Bloomberg

JPMorgan Structured Investments -	PS - 8
Auto Callable Contingent Interest Notes Linked to the Ordinary Shares of Allergan plc

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See "What Are the Payments on the Notes, Assuming a Range of Performances for the Reference Stock?” and “Hypothetical Examples of Amounts Payable on the Notes” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Reference Stock” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

JPMorgan Structured Investments -	PS - 9
Auto Callable Contingent Interest Notes Linked to the Ordinary Shares of Allergan plc